Execution Version

LOTO INC.

FOUNDERS' AGREEMENT

THIS FOUNDERS' AGREEMENT (the “Agreement”) is made as of the date set forth on the signature page hereto by and among LOTO INC., a Nevada corporation (the “Company”), A FEW BRILLIANT MINDS INC. (the “Inventor”) and MHALKA CAPITAL INVESTMENTS LTD. (“Mhalka,” and together with the Inventor, the “Founders” and together with the Company and the Inventor, the “Parties”).

Whereas, Mobilotto Systems Inc. (“Mobilotto”) is an Ontario corporation that has a business model utilizing a proprietary software application which allows for the encrypted purchase of lottery tickets on a mobile device (the “Technology”);

Whereas, as of the date hereof, Mobilotto is the sole owner and holder of all intellectual property rights pertaining to the Technology;

Whereas, Mhalka is a company whose principals have expertise in the areas of corporate development, finance, investments, mergers, acquisitions and strategic business alliances;

Whereas, the Founders have agreed that it is in their respective mutual best interests to enter into strategic partnership in the form of the Company which was incorporated on April 22, 2009;

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereto hereby agree as follows:

Section 1.                      Purchase and Sale.

1.1           Mhalka hereby purchases twenty million (20,000,000) shares of Company Common Stock (the “Mhalka Shares”) in consideration for payment of the aggregate purchase price of twenty thousand dollars ($20,000.00) at a per share purchase price of Company Common Stock of $0.001 par value per share (the “Mhalka Purchase Price”);

1.2           The Inventor hereby purchases twenty million (20,000,000) shares of Company Common Stock (the “Inventor Shares”) in consideration of the contribution to the Company of all of the issued and outstanding equity interests of Mobilotto (the “Mobilotto Shares”), the value of which is twenty thousand dollars ($20,000.00) at a per share purchase price of Company Common Stock of $0.001 par value per share (the “Inventor Purchase Price”).

1.3           Prior to the Closing the Inventor shall have completed the assignment and transfer of all of the Intellectual Property, as such term is defined below, to Mobilotto.

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1.4           The Parties intend that the purchase of the Mhalka Shares and the Inventor Shares (collectively referred to herein as the “Company Shares”) and the transfers of the Mobilotto Shares and Intellectual Property shall constitute transactions in which no gain or loss is recognized in accordance with the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

1.5           The “Intellectual Property” which the Inventor shall transfer to Mobilotto prior to the Closing means all rights arising from or in respect of any of the following in any jurisdiction throughout the world as relates to the Technology: (i) patents, patent applications, patent disclosures and inventions, utility models, supplementary protection certificates and applications therefore (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof, including any continuations, continuations-in-part, renewals and reissues for any of the foregoing, (ii) Internet domain names, trademarks, service marks, service names, fictional business names, trade dress rights, trade names, brand marks and names, slogans, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered, published and unpublished) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof, (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, process technology, research and development information, drawings, blue-prints, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) copies and tangible embodiments thereof (in whatever form or medium); URLs and internet domain names, and all other intellectual property, industrial rights or proprietary rights (however defined); in each case, owned, used, or licensed by the Inventor as licensee or licensor.

Section 2          Closing.

The purchase and sale of the Company Shares shall occur at a Closing to be held contemporaneously with the execution hereof (the “Closing Date”).  At the Closing, Mhalka is hereby delivering the Mhalka Purchase to the Company and the Company is issuing the Mhalka Shares registered in the name of Mhalka.  At the Closing, the Inventor is hereby assigning, transferring and delivering the Inventor Purchase Price to the Company and the Company is issuing the Inventor Shares registered in the name of the Inventor.

Section 3.         Corporate Governance.

3.1.           Composition of the Board.  The Board of Directors of the Company (the “Board”) shall be composed of an equal number of persons nominated by each Founder.  All Founders: (i) shall accept such nominations as exclusive and binding as and when made; and (ii) shall vote only for such persons nominated by the Founders, respectively, so that the Board at all times consists of an equal number of representatives of each Founder.  If for any reason at any time the Board is not composed of an equal number of persons nominated by each Founder, no actions may be taken by the Board other than duly appointing or duly electing a nominee of the Founder then having the right to equalize representation on the Board with such Founder’s nominees.

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3.2.           Vacancies; Removal.

(a)           If one of the directors shall cease to serve as a director of the Company for any reason, including without limitation any of the reasons set forth in Section 3.2(b) below, the vacancy resulting thereby shall be filled by another person nominated by the Founder who appointed such vacating director, with the same full force and effect as set forth in Section 3.1 above.

(b)           Except as provided in this Section 3.2 each Founder agrees that, at any time that it is then entitled to vote for the election or removal of directors, it will not vote in favor of the removal of a director appointed by a Founder unless: (i) the nominating Founder of such director has recommended such removal or the nominating Founder of such director has waived Section 3.2(a) of this Agreement; (ii) such director has been found by a court of competent jurisdiction or arbitral body to have acted in a manner constituting gross negligence or willful misconduct in his or her capacity as a director of the Company; or (iii) the Board determines in good faith on the basis of reasonable independent evidence that such director is impaired from properly performing his or her duties by reason of any physical or mental incapacity for a period of more than ninety (90) consecutive days in any six month period.

3.3.           Cooperation.  Each Founder shall vote all of its shares of common stock of the Company (the “Common Stock”) and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Board, as applicable), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and shareholder meetings and voting to remove members of the Board, as applicable), to effectuate the provisions of this Section 3.

Section 4.        Restrictions on Transfers of Stock.

4.1.           A Founder may transfer his Common Stock to only as follows (such transfers are referred to herein as “Permitted Transfers”) (i) to their estate in the event of death; (ii) to such Founder's spouse or issue; (iii) to a trust for the benefit of such Founder’s spouse or issue; (iv) to a family partnership, limited liability company or similar entity of which the Founder is the only member; (v) to an “affiliate” of such Founder, which term shall include any person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Founder; or (vi) to any other person or entity in circumstances where such transfer is necessary for purposes of regulatory compliance, tax efficiencies or estate planning, and where the other Founder has consented to such transfer, which consent shall not be unreasonably withheld.

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4.2           As a condition to any Permitted Transfer, unless otherwise agreed by unanimous consent of the Founders, the Founder shall retain by irrevocable written proxy all rights contained herein to nominate, vote for directors or vote for removal of directors of the Company, and shall not permit any and all such rights to be exercised by any other persons or legal entities other than the Founder.  In the event of the Founder’s incapacity or death, the Founder’s legal estate, legal custodian or legal guardian shall retain all such Founder rights.

4.3           No Founder shall transfer any shares of Common Stock, whether owned on the date hereof or acquired hereafter, other than in a Permitted Transfer, without the prior unanimous written consent of the Founders.

4.4.           Any transferee of Common Stock (including any transferee pursuant to a Permitted Transfer) who is not a Founder shall upon consummation of and as a condition to such transfer, execute and deliver to the Company an agreement in form and substance satisfactory to the Founders, pursuant to which it agrees to be bound by the terms of this Agreement for the benefit of the Parties hereto and such transferee shall thereafter be deemed to be subject to the terms and conditions of this Agreement, except that any and all rights to nominate, vote for directors or vote for removal of directors shall not be transferred to any such transferee and the Founder shall retain all such rights, as provided in Section 4.2 above.

4.5.           Any transfer or attempted transfer of Common Stock in violation of any provision of this Agreement shall be null and void, and the Company shall not record such transfer on its books or treat any purported transferee of such Common Stock as the owner of such Common Stock for any purpose.

Section 5.        Right of First Refusal.

5.1.           Except with respect to Permitted Transfers, in the event of any proposed transfer or series of proposed transfers of Common Stock to a third party by any Founder (in each case, a “Selling Founder”), the following shall apply if and only if the other Founder consents to such transfer:

(a)           The Selling Founder shall give the other Founders (each, a “First Offeree”) and the Company written notice of its intent to transfer all or portion of its Common Stock (the “First Offer Notice”) and the minimum price and terms and conditions of such transfer, and offer to sell such Common Stock to the First Offeree.

(b)           Following receipt of a First Offer Notice, a First Offeree may purchase such Common Stock proposed to be sold pro rata at the percentage of Common Stock then held by such First Offeree, which proportion shall be determined with respect to all Founders of the Company as if the Selling Founder had no Common Stock of the Company.

(c)           If the First Offeree shall not, within 30 days after receipt of the First Offer Notice accept the offer contained therein, then subject to Section 4 the Selling Founder shall be free to sell the interests specified in the First Offer Notice, at a price and on other terms and conditions no less favorable than those specified in the First Offer Notice, at any time within 30 days following the expiration of the such First Offer 30-day period, after which the provisions of the First Offer must be re-initiated.

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(d)           If the Selling Founder shall not have consummated the proposed transfer within 120 days after the expiration of the 30-day period referred to in clause (c) above, the Selling Founder may not thereafter sell such Common Stock without again complying with the First Offer Notice provisions hereof.

(e)           If the First Offeree shall accept such offer within 30 days after receipt of the First Offer Notice, then the First Offeree shall purchase, for cash, the Common Stock specified in such First Offer Notice as promptly as reasonably practicable, but in no event later than 75 calendar days after receipt of the First Offer Notice, or such later date as the Selling Founder may agree in writing.

(f)           In the event that a First Offeree declines to purchase all or any portion of Selling Founder’s Common Stock pursuant to a First Offer Notice, then other First Offerees may purchase any or all of such declined Common Stock pro rata as set forth in clause (b) above.

5.2.           Condition Precedent on Transfer.  If any Founder shall transfer any Common Stock or derivative interest therein to any person pursuant to the provisions hereof, it shall be a condition precedent to such transfer that such transferee shall agree in writing to be bound by the terms and conditions of this Agreement otherwise such transfer shall be deemed to be null and void.

Section 6.          Tag-Along Rights.

6.1.           Except with respect to Permitted Transfers, no Selling Founder shall, in any one transaction or any series of related transactions, directly or indirectly transfer to a person who is not a party to this Agreement, any or all of its shares of Common Stock unless (i) consent is granted by the other Founder; (ii) the Selling Founder has complied with the Rights of First Refusal provided herein; and (iii) the terms and conditions of such transfer to such third party include an offer to each other Founder to include, at the option of such other Founder, in such transfer, a number of shares of Common Stock owned by such other Founder, determined in accordance with Section 6.2 hereof, on the same terms and conditions as those applying to the Selling Founder.  Prior to effecting any transfer of Common Stock subject to this Section 6, the Selling Founder shall send a written notice of the terms of such proposed transfer (the “Tag-Along Notice”) to the other Founder, who for purposes of this Section 6 shall not be deemed to be a Selling Founder, unless such other Founder initiates any transaction or any series of related transactions (other than a Permitted Transfer), directly or indirectly, with a view to transfer Common Stock to a Person who is not a party to this Agreement.  At any time within 14 days after receipt of the Tag-Along Notice, each other Founder may accept the offer included in the Tag-Along Notice for up to such number of shares of Common Stock as is determined in accordance with the provisions of Section 6.2 by furnishing written notice of such acceptance to the Selling Founder and delivering to the Selling Founder the certificate or certificates representing the shares of Common Stock to be transferred pursuant to such offer by such other Founder.

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6.2.           Each Founder (other than the Selling Founder) shall have the right, pursuant to Section 6.1 hereof, to sell pursuant to the third party's offer a number of shares of Common Stock (rounded down to the nearest whole number of shares) equal to the product of (A) the total number of shares of Common Stock to be acquired by the third party, and (B) a fraction, the numerator of which shall be the aggregate number of shares of Common Stock then owned by such Founder and the denominator of which shall be the aggregate number of shares of Common Stock then outstanding (the “Tag Along Amount”).  The Selling Founder shall reduce the number of shares of Common Stock it is to sell accordingly to allow for the Tag Along Amount of shares of Common Stock of the other Founder to be sold.

6.3.           Simultaneously with the consummation of the transfer of the shares of Common Stock held by the Selling Founder and any other Founder to the third party pursuant to the third party's offer, the Selling Founder shall notify such other Founder thereof and shall cause the third party purchaser to remit to such other Founder the total sale price of the shares of Common Stock transferred by such other Founder to such third party.  The Selling Founder may deduct from the sale price payable to such other Founder pursuant to this Section 6 such other Founder's pro rata portion of the reasonable out-of-pocket fees and expenses payable by the Selling Founder in respect of the completion of such sale, including, without limitation, brokers', legal and accounting fees and expenses.

6.4.           If within 14 days after the receipt of the Tag-Along Notice, any Founder (other than the Selling Founder) has not accepted the offer contained in the Tag-Along Notice, such other Founder shall be deemed to have waived any and all rights with respect to the transfer of shares of Common Stock described in the Tag-Along Notice and the Selling Founder may for a period of 30 days from the date of the Tag-Along Notice to transfer not more than the amount of shares of Common Stock described in the Tag-Along Notice plus any shares of any other Founder included in such transfer pursuant to this Section 6, on terms not more favorable to the Selling Founder than those set forth in the Tag-Along Notice.  If, at the end of such time period the Selling Founder has not completed the transfer of shares of Common Stock held by the Selling Founder and any other Founder in accordance with the terms of the third party's offer, the Selling Founder shall return to all other Founders all certificates representing the shares of Common Stock which such other Founder delivered for sale or other disposition pursuant to this Section 6.  Any subsequent transfer after the expiration of such 30 day period shall require re-initiation of Tag-Along Notice.

Section 7.          Conflicting Agreements.  Each Founder represents and warrants that such Founder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement, and no holder of Common Stock shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement.

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Section 8.            Covenants, Representations and Warranties.

8.1           Each Party hereto represents and warrants to all other Parties hereto as follows:

(a)           The Party has full power and authority to execute, deliver and perform its obligations under this Agreement;

(b)           This Agreement has been duly and validly authorized, executed and delivered by the undersigned Party, and constitutes a valid and binding agreement, enforceable against such Party in accordance with the terms and conditions herein, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally; and

(c)           The Party is not a signatory or adherent to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

(d)           The Party is in good standing and is duly authorized under its respective charter and constitutional governing instruments to execute and deliver this agreement.  There is no order and no proceeding, investigation or claim of any kind whatsoever, at law or in equity, pending or, to the Parties knowledge, threatened against the Parties, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Parties from complying with the terms and provisions of this Agreement.
(e)           The Party does not require any governmental consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing to execute, deliver and cause the effectiveness of this Agreement.

8.2           The Inventor hereby covenants, represents and warrants to all other Parties hereto as follows:

                                 (a)           The Inventor is the sole beneficial and record owner of the Mobilotto Shares and has good and marketable title to all Mobilotto Shares free and clear of all Liens convertible rights, derivative rights, pre-emptive rights and contingent rights, and the Company shall at the Closing acquire from the Inventor all of the Inventor’s right, title and interest in and to the Mobilotto Shares.  The Mobilotto Shares represent the sole equity ownership interests in Mobilotto.  No other person has any right, title or interest in the Inventor’s Mobilotto Shares, contingent or otherwise, or any option or other right to acquire the Mobilotto Shares or claim of any direct or indirect interests in the Mobilotto Shares, or any ownership or rights of any nature or kind in any other issued or unissued securities or equity interests of Mobilotto.  The Mobilotto Shares are not the subject of any domestic consent decree or domestic relations order.  If the Mobilotto Shares are marital property, the Inventor has fully disclosed the existence of this Agreement to his spouse and obtained written consent for the sale of the Mobilotto Shares hereunder.  Other than the transactions contemplated by this Agreement, the Inventor has not entered into any agreement or letter of intent or other commitment to acquire or dispose of any securities or assets of Mobilotto.  For purposes of this Agreement “Lien” means any and all liens, charges, mortgages, deeds of trust, pledges, easements, encumbrances of any and all nature or kind, derivative third party rights and direct or indirect contingent third party rights.

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                                (b)           The Inventor has not previously assigned, transferred, conveyed or otherwise encumbered any of his rights, title or interests in any of the Intellectual Property or the business plan developed for Mobilotto.  The Inventor was the sole owner of the Intellectual Property prior to its transfer to Mobilotto and no other persons or entities has or shall have any claim of ownership with respect to any part of the Intellectual Property.  To the best of the Inventor’s knowledge after reasonable investigation, no persons are infringing any of the intellectual property rights of the Inventor in connection with respect to the Technology and the Technology does not infringe on any of the intellectual property rights of any other persons or parties.   As of the Closing Mobilotto is in compliance with any and all federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or affecting Mobilotto as adopted or issued by any and all governmental authorities having competent jurisdiction over Mobilotto, except where non-compliance would not materially or adversely affect the Company.

                                (c)           Prior to the Closing, the Inventor shall have transferred to Mobilotto: (i) the Intellectual Property, and all rights and all derivative rights thereof; and (ii) any and all rights to the Mobilotto business model, in each case free and clear of all Liens and Indebtedness. At the Closing Mobilotto shall be the sole owner of all of the Intellectual Property, and all rights and all derivative rights thereof free and clear of all Liens and Indebtedness.  For purposes of this Agreement, “Indebtedness” means (a) all liabilities and obligations for credit in advance of payment, borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded Indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any lease obligations required to be capitalized in accordance with GAAP; (d) all obligations for reimbursement then-required to be made as an obligor of any banker’s acceptance or similar transactions (including, without limitation, standby letters of credit and similar contingent sureties and guaranties); (e) all obligations for the deferred purchase price of property, all conditional sale obligations under any title retention agreement; (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of this definition with respect to any Person for the payment of which either Company is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); and (h) obligations of the type referred to in clauses (a) through (g) of this definition with respect to other Persons secured by any Lien on any property or asset of the Company.

                                (d)           As of the Closing, the Inventor shall assume primary responsibility for payment of any and all Mobilotto Indebtedness existing prior to Closing.  As of the Closing Date, Mobilotto shall have no liabilities, contingent or otherwise, with respect to any and all vendors, suppliers, employees, former employees, contractors, consultants or professional service providers or any other accounts of any nature or kind.

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                                (e)           At the Closing, the Inventor is hereby delivering the Mobilotto Shares to the Company together with a duly executed stock power, whereby the Company shall irrevocably become the sole legal and equitable owner of the Mobilotto Shares.  At the Closing, there shall be no shall no direct or indirect Liens or contingent Liens on any of the Mobilotto assets or the Mobilotto Shares or the Intellectual Property.

(f)           All books and records of Mobilotto are true, correct and complete in all material respects and shall continue to be maintained in accordance with good corporate practice and as otherwise required pursuant to the laws, rules and regulations applicable to the Company, and shall at all times be made available to all directors of the Company and to each of the Founders and their respective authorized representatives during ordinary business hours upon reasonable notice.  The Inventor will execute any and all agreements, filings or other documents necessary to document and record the transfer of the Intellectual Property to the Company, as the Company may reasonably request.

(g)           The Inventor hereby acknowledges that no employment relationship between the Company and the Inventor is or will be created hereby.

(h)           The Inventor represents and warrants that Inventor is acquiring the Company Shares for investment for Inventor's own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof.  The Inventor understands that the Company Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Inventor's representations as expressed herein. Inventor has not been formed for the specific purpose of acquiring the Company Shares. Inventor further understands that the Company shall have no obligation to register the Company Shares under the Act on behalf of Inventor.

8.3           Mhalka hereby covenants and agrees as follows:

(a)           At the Closing, Mhalka is hereby paying the Mhalka Purchase Price for the Mhalka Shares.

(b)           Mhalka hereby covenants and agrees to develop and execute strategic plans to obtain operational financing for the Company in accordance with the budget mutually agreed upon by the Founders and approved by the Board of Directors.  The funds received by the Company in respect of the Mhalka Purchase Price shall be utilized in accordance with Mhalka’s financing plans for the Company.

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8.4           Mhalka and the Inventor hereby covenant and agree as follows:

(a)           All fees costs, expenses and disbursements of the Company after acquisition of Mobilotto will be at the sole charge of the Company from proceeds of financing activities.

(b)           The Inventor and Mobilotto will execute the operation and deployment of the Technology according to the Mobilotto business plan and assure compliance with all applicable governmental authorities and third parties necessary for legal operation of the Technology.

(c)           The Parties will use their respective best efforts to obtain any and all approvals from all government authorities and contract partners which may be applicable to formation and commencement of operations of Mobilotto and the Company.

(d)           Mobilotto shall after acquisition by the Company continue its operations and deploy its business plan as a wholly owned subsidiary of the Company.  All officers and employees of Mobilotto shall continue in their respective capacities for Mobilotto.

(e)           Neither Mhalka nor Mobilotto nor any of their respective affiliates will grant any contingent interests, pledges or options on Company Shares without the prior unanimous consent of the Founders.  Any unauthorized pledge or option shall be deemed null and void and shall not be recorded on the books and records of the Company.

Section 9.             Indemnification. From and after the Closing, the Inventor shall indemnify the Company and Mhalka and their respective directors, officers, employees, affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns, against and hold such Parties harmless from any and all loss or costs incurred by those Parties in any action to defend the Company’s use of or rights to the Mobilotto Shares, the Intellectual Property and Mobilotto’s business plan, which in any such case is attributable to facts or circumstances which existed prior to the Closing date.

Section 10             Duration of Agreement; Termination.  The rights and obligations of each Founder under this Agreement shall terminate at such time as the Founders shall mutually agree.

Section 11.            Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Founder unless such modification, amendment or waiver is approved in writing by all of the Founders.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 12.            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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Section 13.          Entire Agreement.  This agreement is the complete and entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to the memorandum of understanding contemplating this agreement.  Nothing in this Agreement shall limit or impair the right of the Company or any Founder party to this Agreement to enter amendments, into additional agreements regarding supplemental terms and conditions applicable to ownership or rights pertaining to the Common Stock in accordance with the terms and conditions of this Agreement.

Section 14.           Information and Accounting.  The Company shall furnish the Founders and their representatives with information concerning the business and operations of the Company from time-to-time as determined by the Board.

Section 15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction of incorporation of the Company without giving effect to the principles of conflicts of law.

Section 16.            Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by binding arbitration in Toronto, Ontario, Canada pursuant to the rules of an arbitral forum mutually agreed upon by the Founders.  In the event that an arbitral forum is not agreed upon after delivery of notice by the Founder initiating such arbitration and forty-five days after confirmed receipt of such notice by the other Founder, then any court having competent jurisdiction over the Founders shall have full power and authority to appoint an arbitrator in Toronto, Ontario, Canada, who shall be a solicitor with not less than ten years corporate transactional experience.  The fees and costs of such arbitration shall be paid by the non-prevailing party.

Section 17.             Confidentiality; Non-Competition.  Each Founder acknowledges that all information about the Company and its finances and operations is confidential and proprietary and each Founder agrees not to disclose any such information to any other person or entity, provided, however, that the foregoing shall not limit or restrict the ability of any Founder who is also a director, officer or employee of the Company from taking any actions necessary or appropriate to the performance of its duties in connection therewith; provided, further, that each Founder may disclose such information (1) to its affiliates, attorneys, accountants, consultants and other professionals to the extent necessary to utilize their services in connection with investment in the Company; or (2) as may otherwise be required by law, provided that such Founder takes reasonable steps to minimize the extent of any such required disclosure.  The Parties hereto expressly agree that no Founder shall at any time engage in business ventures or activities which directly compete with the Company's business, and each Founder further agrees that the foregoing restriction shall apply for a period of three (3) years following the date on which any person or legal entity ceases to be a Founder of the Company.  Notwithstanding the foregoing or anything to the contrary herein, the Parties hereto expressly acknowledge and agree that each of the Parties hereto and their affiliates are, or may in the future, be involved in other business activities and nothing herein shall be interpreted to limit such other activities so long as such activities do not directly compete against the Company.  The Parties hereto and their respective affiliates may at any time engage in and possess interests in other businesses and ventures of any and every nature and description, independently or with others, however, neither Founder nor any other person or affiliate of such Founder shall have any right, title or interest in or to the other Founder’s independent activities or to the income or profits derived therefrom.

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Section 18.             Legend.  Each Founder and the Company shall take all such action necessary (including exchanging with the Company certificates representing shares of Common Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Common Stock to bear restricted transfer legends containing the following provision:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE FOUNDERS’ AGREEMENT A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY.

Section 19.              After-Acquired Shares.  All of the provisions of this Agreement shall apply to all of the shares of Common Stock now owned or hereafter issued or transferred to a Founder or to its Permitted Transferees who have become a party to this Agreement in connection with any additional issuance, purchase, exchange, exercise of conversion rights or reclassification of shares of Common Stock, corporate reorganization, or any other form of recapitalization, or consolidation, or merger, or share split, or share dividend, or capitalization issue, or which are acquired by a Founder in any other manner.

Section 20.              Availability of Equitable Remedies.  Each Founder acknowledges that a breach of the provisions of this Agreement could not adequately be compensated by money damages. Accordingly, each party hereto shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the Parties hereto hereby consent to such an injunction and to the ordering of specific performance.

Section 21.              Notices. All notices and communications to be given or otherwise to be made to any party to this Agreement shall be deemed to be sufficient or contained in a written instrument if sent by messenger, telecopied, faxed or mailed by registered or certified mail, or by a recognized national or international courier service, postage or charges prepaid, return receipt requested, to the addresses set forth on the signature page hereto (or to such other address, as may be specified by the Parties hereto from time to time).

Loto Inc.	Founders' Agreement

Section 22.               Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Signatures on this Agreement delivered electronically by e-mail, scan, fax or telecopier shall be considered delivery of original signatures for purposes of effectiveness of this Agreement to the same and full extent as an original thereof.

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Loto Inc.	Founders' Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Founders' Agreement as of this 13th day of May, 2009.

THE COMPANY:

LOTO INC.

By:	/s/ Marsha Collins
Name: Marsha Collins
Title: Corporate Secretary & Treasurer
Address for Notices:
United Corporate Services Inc.
202 South Minnesota Street
Carson City, NV 89703

THE FOUNDERS:

A FEW BRILLIANT MINDS INC.

By:	/s/ Gino Porco
Name: Gino Porco
Title:
Address for Notices:
81 CHARTWELL RD
TORONTO, ONTARIO
M8Z 4G8
CANADA

MHALKA CAPITAL INVESTMENTS LTD.

By:	/s/ Perpetum Finance Inc.
Name: Perpetum Finance Inc.
Title: Director
Address for Notices:
c/o Alyco Advisory AG
Stockerstrasse 44/46
PO Box 1502
8027 Zurich
Switzerland